Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Coastal Caribbean Oils & Minerals, Ltd. of our report dated February 22, 2006 relating to our audit of the consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. included in the Annual Report on Form 10K for the year ended December 31, 2005.

/s/ Baumann, Raymondo & Company PA
Tampa, Florida
April 20, 2006